Republic Property Trust Shareholders Approve Merger with Liberty Property Trust
Washington, D.C. — September 27, 2007 — Republic Property Trust (NYSE:RPB) (“Republic”) today announced that its common shareholders have approved the previously announced merger of Republic with and into an affiliate of Liberty Property Trust (“Liberty”) at a special meeting of shareholders held today, Thursday, September 27, 2007. Over 99% of the total shares that were voted were in favor of the transaction, representing approximately 60.5% of the total number of common shares entitled to vote at the special meeting.
Under the terms of the merger agreement, holders of Republic’s common shares will receive $14.70 in cash, without interest, for each common share issued and outstanding immediately prior to the effective time of the merger. In addition, unitholders of Republic Property Limited Partnership, the operating entity through which Republic conducts all of its business and which owns all of Republic’s assets, will receive $14.70 per unit in cash, without interest.
Subject to satisfaction of other customary closing conditions, Republic expects the merger to be completed on or about October 4, 2007. Neither Republic nor any of its affiliates can give any assurance that the remaining conditions to the closing of the mergers will be met.
About Republic Property Trust
Republic Property Trust is a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, lease, acquire and develop primarily Class A office properties. The Company’s current portfolio is focused in the Washington, D.C. metropolitan, or Greater Washington, D.C. market.
Safe Harbor
Various statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “strategy,” “plan,” “project,” “believe,” “anticipate,” “intend,” “should,” “will,” “expect,” “estimate,” and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to differ materially from historical results or from any results expressed or implied by these forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; the Company’s ability to pay its estimated distribution at its current rate; the outcome of material litigation; the impact of potential management changes; the Company’s ability to acquire its option properties; the outcome of the merger with Liberty or any other strategic alternative course of action; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by it from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q, each of which discusses these and other factors that could adversely affect the Company’s results. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
For Further Information:
Republic Property Trust
Mike Green, 703-880-2900
MGreen@RPBTrust.com